SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8 (a) OF THE INVESTMENT COMPANY ACT OF 1940


	The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:		SAMCO Fund, Inc.
Address of Principal Business Office (No. & Street, City, State, Zip
Code): 600 Fifth Avenue, 26th Floor, New York, NY 10020
Telephone Number (including area code): 212-332-5211
Name and address of agent for service of process:  	William E. Vastardis
                                             							600 Fifth Avenue, 26th Floor
                                             							New York, NY 10020
Check Appropriate Box:
	Registrant is filing a Registration Statement pursuant to Section
8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [  ].

SIGNATURE

	Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 4th day of August, 1997.

					SAMCO Fund, Inc.

					By:  /s/ Christina Seix
					Name: Christina Seix
					Title: Director and President (Principal
            Executive, Financial and Accounting
            Officer)

Attest:		/s/ Eric P. Nachimovsky
		Eric P. Nachimovsky